Exhibit (i)







                                 March 10, 2004

Harris Insight Funds Trust
760 Moore Road
King of Prussia, PA  19406

Ladies and Gentlemen:

         We have acted as counsel for Harris Insight Funds Trust (the "Trust") in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of shares of beneficial interest designated Institutional Shares (the "Shares") of the Harris Insight Ultra Short Duration Bond Fund series of the Trust (the "Fund") in the Trust's registration statement no. 33-64915 on Form N-1A, as amended by post-effective amendment no. 35 thereto (the "Registration Statement").

         In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the amended and restated declaration of trust of the Trust, as amended (the "Declaration of Trust"); the bylaws of the Trust; a copy of the Amended and Restated Establishment and Designation of Series and Classes of Shares of the Trust, dated January 28, 2004, as filed with the Secretary of the Commonwealth of Massachusetts on February 11, 2004 (the "Designation"), establishing and designating the Fund as a series of the Trust and the Institutional Shares as a class of the Fund; the actions of the board of trustees of the Trust taken on January 28, 2004, authorizing the issuance of the Shares (the "Resolutions"); and the Registration Statement.

         In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

         For this purpose, we have assumed that, upon the sale of the Shares, the Trust will receive the authorized consideration therefor, which will at least equal the net asset value of such Shares, and that at the time of sale, such Shares are sold at a price in each case in excess of the par value of the Shares. Based on such examination, we are of the opinion that the Shares, when issued, sold and paid for in accordance with the Declaration of Trust, the Designation and the Resolutions, will be legally issued, fully paid and non-assessable, except

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Harris Insight Funds Trust
March 10, 2004
Page Two


that, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

         In giving this opinion, we have relied upon the opinion of Bingham McCutchen LLP dated March 10, 2004.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,

                                            Bell, Boyd & Lloyd LLC